Item 77I/77Q1(d) - Terms of new or amended securities:

On September 26, 2014, Form Type 485(a), Accession No. 0001193125-14-354758, an amendment to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. This amendment registered new Class R4 and Class Y shares of Columbia Adaptive Risk Allocation Fund, effective October 1, 2014, and describes the characteristics of the new classes of shares.